As filed with the Securities and Exchange Commission on July 12, 2016

Registration Statement File No. 333-141512

Registration Statement File No. 333-182193

Registration Statement File No. 333-207215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-3ASR Registration Statement No. 333-141512

Post-Effective Amendment No. 1 to Form S-3ASR Registration Statement No. 333-182193

Post-Effective Amendment No. 1 to Form S-3ASR Registration Statement No. 333-207215

UNDER

THE SECURITIES ACT OF 1933

IHS INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3769440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15 Inverness Way East

Englewood, CO 80122

(303) 790-0600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen Green

IHS Inc.

15 Inverness Way East

Englewood, CO 80122

(303) 790-0600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Aiello

Jaclyn L. Cohen

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Not applicable.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

IHS Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each Registration Statement as of the date hereof:

1.	Registration Statement No. 333-141512, filed with the SEC on March 22, 2007, and as amended by Post-Effective Amendment No. 1 filed with the SEC on May 21, 2007, registering class A common stock, par value $0.01 per share and series A junior participating preferred stock purchase rights;

2.	Registration Statement No. 333-182193, filed with the SEC on June 18, 2012, registering class A common stock, par value $0.01 per share, series A junior participating preferred stock purchase rights, preferred stock, senior debt securities and subordinated debt securities; and

3.	Registration Statement No. 333-207215, filed with the SEC on October 1, 2015, registering class A common stock, par value $0.01 per share, series A junior participating preferred stock purchase rights, preferred stock, depositor shares representing preferred stock, senior debt securities and subordinated debt securities, guarantees of debt securities, warrants, purchase contracts and units.

On July 12, 2016, pursuant to the Agreement and Plan of Merger, dated as of March 20, 2016 (the “Merger Agreement”), by and among the Company, Markit Ltd., a Bermuda company (“Markit”), and Marvel Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Markit (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned indirect subsidiary of Markit.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado, on this 12th day of July, 2016.

IHS INC.

By:	/s/ Stephen Green
Stephen Green
Executive Vice President, Legal and Corporate Secretary